UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 6, 2010, Lighting Science Group Corporation (the “Company”) issued a press release announcing that Zachary S. Gibler, Carlos Gutierrez, Michael Kempner, Joe Montana and Michael Moseley have agreed to join the Company’s board of directors after the Company completes its previously announced rights offering, which is expected to close on or about February 19, 2010. Each of Ms. Reiss and Messrs. Kelson, Rao and Snadon notified the Company that he or she intends to resign from the board of directors upon completion of the rights offering. The new directors would then be appointed by the remaining directors. Set forth below is information concerning the new directors:

Zachary S. Gibler, 43, joined the Company as Vice President of Business Development in October 2007 and until June 2009 served as the Company’s Chief Business Development Officer. Mr. Gibler was appointed to serve as Chief Executive Officer of the Company on June 11, 2009. Prior to joining the Company, from 1994 until 2007, Mr. Gibler held a variety of positions in sales management, marketing, and technology development with Acuity Brands, Inc., a corporation headquartered in Atlanta, Georgia that designs, produces and distributes indoor and outdoor lighting fixtures and related products. Mr. Gibler most recently served Acuity Brands from 2004 to 2007 by holding the position of Vice President of Product and Market Development for Holophane Lighting, Inc., one of its subsidiaries. Effective January 1, 2010, Mr. Gibler became an operating advisor for Pegasus Capital Advisors, L.P., an affiliate of LED Holdings, LLC and Pegasus Partners IV, L.P., the Company’s largest stockholders that collectively beneficially owned 82.5% of the Company’s common stock as of January 4, 2010.

Carlos M. Gutierrez, 56, was the United States Secretary of Commerce from 2005 to 2009, appointed by President George W. Bush. Mr. Gutierrez is also formerly the chairman of the board and chief executive officer of the Kellogg Company. He is currently a television news contributor for CNBC and serves as a director for United Technologies Corporation, GLW Corning, and Occidental Petroleum. He is also a member of the board of trustees of the Woodrow Wilson International Center for Scholars and a national trustee to the University of Miami’s board of trustees.

Michael W. Kempner, 51, is the founder, president and chief executive officer of MWW Group. Mr. Kempner is a nationally recognized authority on investor relations, public affairs, business-to-business, and consumer marketing and corporate social responsibility, and Mr. Kempner has guided corporate communications programs for numerous companies.

Joseph C. “Joe” Montana, Jr., 53, is best known as one of the greatest quarterbacks in the history of the National Football League. Starting in 1979, Mr. Montana played 14 seasons for the San Francisco 49ers, winning four Super Bowl Championships and then two seasons with the Kansas City Chiefs. In 2000, Mr. Montana was elected to the Pro Football Hall of Fame. He is a founder of the MVP Performance Institute, a consulting company that offers training to improve individual and organizational performance through lectures, books and training camps. Mr. Montana is also a founding partner of HRJ Capital, which raises money from professional athletes and invests it with a small number of top-tier venture capital funds. Mr. Montana also owns a real estate investment company, Montana Property Group, and operates the Four Rings Montana Family Foundation, a charitable foundation.

T. Michael Moseley, 60, is a retired United States Air Force four-star general. Mr. Moseley is a fighter pilot with more than 2,800 flight hours, many in the F-15 Eagle. His final Air Force assignment was Chief of Staff of the Air Force, and he retired from the Air Force in August 2008.

Section 8 – Other Events

Item 8.01	Other Events.

On January 6, 2010, the Company issued a press release announcing the new members that have agreed to join its board of directors. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: January 6, 2010	By:	/s/ JOHN D. MITCHELL, JR.
	Name:	John D. Mitchell, Jr.
	Title:	Corporate Secretary

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
99.1	Press release.